Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the 24th day of June, 2015 by and between Mariposa Health, Inc., a Delaware corporation (the “Company”), and Kevin Lynn, a natural person who resides in Australia (“Executive”).

WHEREAS, the Company wishes to employ Executive as its President and Chief Executive Officer ("CEO") and Executive wishes to accept such employment;

WHEREAS, the Company and Executive wish to set forth the terms of Executive’s employment and certain additional agreements between Executive and the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

1.	Employment Period

The Company will employ Executive, and Executive will serve the Company, under the terms of this Agreement commencing April 30, 2015 (the “Commencement Date”) for a term of five (5) years unless earlier terminated under Section 4 hereof. The period of time between the commencement and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period”.

2.	Duties and Status

The Company hereby engages Executive as its Vice President Finance on the terms and conditions set forth in this Agreement including the terms and conditions of the Executive Proprietary Information, Inventions, and Non-Competition Agreement attached hereto as Exhibit A and incorporated herein. Executive agrees to perform such duties as are customarily performed by similar executive officers at peer companies and as may be more specifically enumerated from time to time by the Company’s Board of Directors (the “Board”). During the term of the Employment Period, Executive shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Executive’s position, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the governing documents of the Company.

3.	Compensation and Benefits

(a)	Salary. During the Employment Period, the Company shall pay to Executive, as compensation for the performance of Executive’s duties and obligations under this Agreement, a base salary of $200,000 per annum (the “Annual Base Salary”), payable in accordance with the Company’s regular payroll practices. Executive's Annual Base Salary shall be reviewed annually in accordance with the policies of the Company from time to time and may be subject to upward adjustment based upon, among other things, Executive's performance, as determined in the sole discretion of the Board. On each annual anniversary of the Commencement Date of this Agreement, Executive's Annual Base Salary shall be subject to an annual cost of living increase of not less than five percent (5%), provided, however, that the Board must make an affirmative determination that such a cost of living adjustment is appropriate.

(b)	Bonus. During the Employment Period, Executive shall be eligible for a bonus to be paid in cash, stock or stock options or a combination based on performance targets that shall be defined and agreed upon mutually by the Board and Executive. Cash and/or stock/stock option bonus payments will be determined and approved by the Board.

(c)	Equity. Executive shall be eligible to receive awards of restricted stock, stock options, stock appreciation rights, phantom stock units and such other forms of equity compensation awards that may be authorized from time to time by the Board (collectively, “Equity”) under the Company’s equity compensation plans, such awards to be made by the Board from time to time in its sole discretion.

(d)	Other Benefits. During the Employment Period, Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company including, but not limited to, standard holidays, twenty (20) days of vacation for the first year of the Employment Period and an additional day of vacation for each year thereafter to a maximum of twenty-five (25) days, to be used in accordance with the Company’s vacation pay policy for senior executives.

(e)	Business Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in the performance of Executive’s duties under this Agreement, including telecommunications expenses and travel expenses.

4.	Termination of Employment

(a)	Termination for Cause. The Company may terminate Executive’s employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Executive’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Executive’s employment hereunder if such termination shall be the result of:

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(i)	a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Executive and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition); which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of fifteen (15) days following receipt of written notice from the Board specifying the nature of such breach;

(ii)	the commission by Executive of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii)	substantial and continuing neglect or inattention by Executive of the duties of his employment or the willful misconduct or gross negligence of Executive in connection with the performance of such duties which remains uncured for a period of fifteen (15) days following receipt of written notice from the Board specifying the nature of such breach; and

(iv)	the commission and indictment by Executive of any crime involving moral turpitude or a felony.

(b)	Termination for Good Reason. Executive shall have the right at any time to terminate Executive’s employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, Executive shall have Good Reason to terminate Executive’s employment hereunder if such termination shall be the result of:

(i)	the Company’s material breach of this Agreement;

(ii)	A requirement by the Company that Executive perform any act or refrain from performing any act that would be in violation of any applicable law.

(iii)	a material reduction in the responsibilities or reporting relationship of Executive; or

(iv)	a “Change of Control” which shall mean (a) the sale of all or substantially all of the assets of the Company, (b) the dissolution or liquidation of the Company, or (c) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction either (A) persons who were directors of the Company immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity, or (B) persons who hold over 50% of the voting capital stock of the surviving entity who are not persons who held voting capital stock of the Company immediately prior to such transaction, provided, however, that a Change of Control shall not include a public offering of capital stock of the Company. For purposes of this Section 4(b)(iv), a “person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company.

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(c)	Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate Executive’s employment for Cause and Executive’s right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure. In case Executive is the party seeking termination, written notice should be provided to the Company's Chairman of the Board or other members of the Board if the Executive is Chairman of the Board.

(d)	Voluntary Termination. Executive, at Executive’s election, may terminate Executive’s employment upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(e)	Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Executive. The Employment Period may be terminated by the Board if Executive shall be rendered incapable of performing Executive’s duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Executive’s absence due to the disability or (ii) nine (9) months during any twelve-month period (a “Permanent and Total Disability”). If the Employment Period is terminated by reason of a Permanent and Total Disability of Executive, the Company shall give thirty (30) days’ advance written notice to that effect to Executive.

(f)	Termination at the Election of the Company. At the election of the Company, otherwise than for Cause as set forth in Section 4(a) above, upon not less than sixty (60) days prior written notice of termination.

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(g)	Termination for Business Failure. Anything contained herein to the contrary notwithstanding, in the event the Company’s business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 4(g), the Company will give Executive fourteen (14) days’ advance written notice of termination and Executive will not be entitled to severance pay.

5.	Consequences of Termination

(a)	By Executive for Good Reason or by the Company Without Cause. In the event of a termination of Executive’s employment during the Employment Period by Executive for Good Reason pursuant to Section 4(b) or by the Company without Cause pursuant to Section 4(f) the Company shall pay Executive (or Executive’s estate) and provide Executive with the following, provided that Executive enter into a release of claims agreement agreeable to the Company and Executive:

(i)	Cash Payment. A lump-sum cash payment after Executive’s termination of employment, equal to the sum of the following:

(A)	Salary. $150,000; plus

(B)	Earned but Unpaid Amounts. Any previously earned but unpaid salary through Executive’s final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Executive’s termination of employment.

(C)	Equity. All Equity vested at time of termination shall be retained by Executive and all Equity that has not vested shall be accelerated and be deemed vested for purposes of this Section 5.

(ii)	Other Benefits. The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Executive was entitled to participate immediately prior to such termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Executive with benefits substantially similar (including all tax effects) to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Executive is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverage provided for in this Section 5(a)(ii).

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(b)	Other Termination of Employment. In the event that Executive’s employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Executive other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Executive any earned but unpaid salary, bonus, and Options through Executive’s final date of employment with the Company, and the Company shall have no further obligations to Executive.

(c)	Withholding of Taxes. All payments required to be made by the Company to Executive under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(d)	No Other Obligations. The benefits payable to Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Executive upon his termination of employment.

6.	Governing Law

This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

7.	Indemnity and Insurance

The Company shall indemnify and save harmless Executive for any liability incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the Delaware Revised Statutes, except that Executive must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

The Company shall provide that Executive is covered by any Directors and Officers insurance that the Company provides to other senior executives and/or board members.

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8.	Cooperation with the Company After Termination of Employment

Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or Executive, the Company shall be entitled to such full time or part time services of Executive as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Executive shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

9.	Notice

All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail, by fax with proof of transmission or by email with confirmed receipt to the following addresses:

If to Executive:

Kevin Lynn

11 Rodborogh Avenue

Crows Nest, NSW 2065

Australia

Phone:

Email:

If to the Company:

Mariposa Health, Inc.

888 Prospect Street

La Jolla, CA 92037

Attn: Phillip E. Comans, President

Phone:

Fax:

Email:

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10.	Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Executive or of the Company.

11.	Non-Assignment / Successors

Neither party hereto may assign his/her or its rights or delegate his/hers or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

12.	Severability

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.	Arbitration

Executive and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to $50,000, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than $50,000, the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (“AAA”) in San Diego, California, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

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15.	Entire Agreement

This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Executive with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date above.

MARIPOSA HEALTH, INC.

By:	/s/ Phillip E. Comans
Name: Phillip E. Comans
Title: President and CEO

EXECUTIVE

/s/ Kevin Lynn
Kevin Lynn

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Exhibit A

Proprietary Information and Non-Competition Agreement

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